EXHIBIT 10.17

LOAN AND SECURITY AGREEMENT

(REVOLVING LINE)

This LOAN AND SECURITY AGREEMENT (REVOLVING LINE) (this “Agreement”) dated as of December 29, 2004, between SILICON VALLEY BANK, a California chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 (“Bank”) and INFINERA CORPORATION, a Delaware corporation with offices at 1322 Bordeaux Drive, Sunnyvale, California 94089 (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings set forth in Article 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code, to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Bank shall make Advances not exceeding (i) the lesser of (A) the Revolving Line or (B) the Borrowing Base minus (ii) the aggregate outstanding Advances hereunder minus (iii) the aggregate amounts outstanding under the Operating Line of Credit. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

(b) Borrowing Procedure. To obtain an Advance, Borrower must notify Bank (which notice shall be irrevocable) by facsimile or telephone by 3:00 p.m. Eastern time on the Business Day the Advance is to be made. If such notification is by telephone, Borrower must promptly confirm the notification by delivering to Bank a completed Payment/Advance Form in the form attached as Exhibit B. Bank shall credit Advances to Borrower’s deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower shall indemnify Bank for any loss Bank suffers due to such reliance.

(c) Interest Rate. The principal amounts outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the greater of (i) the aggregate of the Prime Rate and one and one-half percent (1.50%), and (ii) six and one-quarter percent (6.25%), which interest shall be payable monthly.

(d) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

(e) Maximum Advances. The aggregate amount of Advances made hereunder plus any loans, advances, or other amounts outstanding pursuant to the Operating Line of Credit shall not exceed Twenty Million Dollars ($20,000,000.00).

(f) Prepayment. Notwithstanding anything to the contrary contained herein, Borrower has the option, at any time upon prior written notice to Bank, to terminate this Agreement by paying to Bank, in cash, the Obligations in full. If Borrower has sent a notice of termination pursuant to the provisions of this Section, then Bank’s obligation to extend credit hereunder shall terminate and Borrower shall be obligated to repay the Obligations in full, on the date set forth as the date of termination of this Agreement in such notice, unless earlier due and payable as provided hereunder.

2.1.2 Undisbursed Credit Extensions. The Bank’s obligation to lend the undisbursed portion of the Obligations shall terminate if, in Bank’s sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations.

2.2 Overadvances. If Borrower’s Obligations under Section 2.1.1 exceed the lesser of either (i) the Revolving Line or (ii) the Borrowing Base, Borrower must immediately pay in cash to Bank such excess.

2.3 Interest Rate.

(a) Interest Rate. The principal amounts outstanding under the Revolving Line shall accrue interest at the rate described in Section 2.1.1(c).

(b) Default Rate. After an Event of Default, Obligations shall bear interest at five percent (5.0%) above the rate effective immediately before the Event of Default.

(c) Adjustment to Interest Rate. The applicable interest rate hereunder shall increase or decrease when the Prime Rate changes.

(d) 360-Day Year. Interest is computed on the basis of a 360 day year for the actual number of days elapsed.

(e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts for payments or any amounts Borrower owes Bank hereunder. Bank shall promptly notify Borrower when it debits Borrower’s accounts. These debits shall not constitute a set-off.

(f) Payments. Interest is payable monthly on the first calendar day of each month. Payments received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

2.4 Fees. Borrower shall pay to Bank all Bank Expenses (including reasonable attorneys’ fees and expenses) incurred through and after the Closing Date, when due.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s agreement to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation, subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) a certificate of the Secretary of Borrower with respect to articles, bylaws, incumbency, and resolutions authorizing the execution and delivery of this Agreement;

(c) an Intellectual Property Security Agreement;

(d) subordination agreements and/or intercreditor agreements by certain Persons;

(e) Perfection Certificate by Borrower;

(f) a legal opinion of Borrower’s counsel (authority and enforceability), in form and substance acceptable to Bank;

(g) a Loan and Security Agreement (Growth Capital Loan) and all documents required pursuant to same;

(h) a Loan and Security Agreement (Operating Line of Credit) and all documents required pursuant to same;

(i) Warrant to Purchase Stock;

(j) Securities Account Control Agreements;

(k) insurance certificates;

(l) payment of the fees and Bank Expenses then due and payable hereof;

(m) Certificate of Foreign Qualification — California;

(n) Certificate of Good Standing/Legal Existence — Delaware; and

(o) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) timely receipt of any Payment/Advance Form; and

(b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default shall have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower’s duties under the Loan Documents, a continuing security interest in, and pledges and assigns to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower warrants and represents that the security interest granted herein shall be a first priority security interest in the Collateral.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license (other than over the counter software that is commercially available to the public) or other material agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property. Borrower shall provide written notice to Bank within ten (10) days of entering or becoming bound by, any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition. Borrower shall take such steps as

Bank reasonably requests to obtain the consent of, authorization by or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future.

If the Agreement is terminated, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. If Borrower shall at any time, acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the brief details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions in order to perfect or protect Bank’s interest or rights hereunder, which financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion and may also include a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code.

5 REPRESENTATIONS AND WARRANTIES

Except as set forth on the Schedule of Exceptions, Borrower represents and warrants as follows:

5.1 Due Organization and Authorization. Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Borrower represents and warrants to Bank that: (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; and (b) Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; and (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; and (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address if different; and (e) all other information set forth on the Perfection Certificate pertaining to Borrower is accurate and complete. If Borrower does not now have an organizational identification number, but later obtains one, Borrower shall forthwith notify Bank of such organizational identification number.

The execution, delivery and performance of the Loan Documents have been duly authorized by the proper corporate action required by Borrower, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could cause a Material Adverse Change.

5.2 Collateral. Borrower has good title to the Collateral, free of Liens except Permitted Liens. All inventory is in all material respects of good and marketable quality, free from material defects. Borrower has no deposit account, other than the deposit accounts with Bank and deposit accounts described in the Perfection Certificate delivered to Bank in connection herewith, except as provided in Section 6.5(b). The Collateral is not in the possession of any third party bailee (such as a warehouse) (not including customers of Borrower). Except as hereafter disclosed to Bank in writing by Borrower, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate (except Collateral may be maintained at customer locations in the ordinary course of business). Borrower may maintain Inventory and Equipment with third parties provided that (i) the value of such Inventory and Equipment does not exceed One Million Dollars ($1,000,000.00) at any time (not including Inventory and Equipment at customer locations), and (ii) Borrower provides Bank, within thirty (30) days of the end of each quarter, a written summary of the location of such Inventory and Equipment (not including Inventory and Equipment at customer locations). In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee (not including Inventory and Equipment at customer locations), then Borrower will first receive the written consent of Bank, which consent shall not be unreasonably withheld, and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank.

5.3 Litigation. There are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers or legal counsel, threatened by or against Borrower or any Subsidiary in which an adverse decision could cause a Material Adverse Change.

5.4 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5 Solvency. Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

5.7 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading.

6 AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance. Borrower shall maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower shall deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from Ernst & Young or another independent certified public accounting firm of national standing; (iii) in the event that the Borrower’s stock becomes publicly held, within five (5) days of filing, Borrower will provide to Bank copies of or electronic notice of links to all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000.00) or more; (v) prompt notice of any material change in the composition of the Intellectual Property Collateral, or the registration of any copyright, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not shown in the IP Agreement or knowledge of an event that materially adversely affects the value of the Intellectual Property Collateral; and (vi) budgets, sales projections, operating plans or other financial information reasonably requested by Bank.

(b) Borrower shall provide Bank with, as soon as available, but no later than sixty (60) days following the fiscal year end. Board of Directors approved financial projections, in form reasonably acceptable to Bank.

6.3 Taxes. Borrower shall make, and cause each Subsidiary lo make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

6.4 Insurance. Borrower shall keep its business and the Collateral insured for risks and in amounts that are generally commensurate with companies of similar size and in the similar industry, and in amounts that are satisfactory to Bank. All property policies, except for specialized insurance policies for shipments of Borrower’s products in the ordinary course of business, shall have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies shall show Bank as an additional insured and all policies shall provide that the insurer must give Bank at least 20 days notice before canceling its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Seven Hundred Fifty Thousand Dollars ($750,000.00), in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that (i) any such replaced or repaired property (a) shall be of equal or like value as the replaced or repaired Collateral and (b) shall be deemed Collateral in which Bank has been granted a first priority security interest and (ii) after the occurrence and during the continuation of an Event of Default all proceeds payable under such casualty policy shall, at the option of the Bank, be payable to Bank, on account of the Obligations. If Borrower fails to obtain insurance as required under Section 6.4 or to pay any amount or furnish any required proof of payment to third persons and the Bank, Bank may make all or part of such payment or obtain such insurance policies required in Section 6,4, and take any action under the policies Bank deems prudent.

6.5 Accounts.

(a) In order to permit Bank to monitor Borrower’s financial performance and condition, Borrower, and all Borrower’s Subsidiaries, shall maintain Borrower’s, and such Subsidiaries, primary operating accounts with Bank. Upon the occurrence of an IPO Event, Borrower and all Borrower’s Subsidiaries shall maintain operating and securities accounts with Bank, which accounts shall represent at least twenty-five percent (25.0%) of the dollar value of the Borrower’s and such Subsidiaries’ accounts at all financial institutions.

(b) Borrower shall identify to Bank, in writing, any bank or securities account opened by Borrower with any institution other than Bank. In addition, for each such account that Borrower at any time opens or maintains, Borrower shall, at Bank’s request and option, pursuant to an agreement in form and substance acceptable to Bank, cause the depository bank or securities intermediary to agree that such account is the collateral of Bank pursuant to the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and shall not apply to Borrower’s international operating accounts (in offices outside of the United States) not to exceed One Million Dollars ($1,000,000.00) in the aggregate.

6.6 Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

6.7 Registration of Intellectual Property Rights. Borrower shall not register any Copyrights or Mask Works in the United States Copyright Office unless it: (i) has given at least fifteen (15) days’ prior written notice to Bank of its intent to register such Copyrights or Mask Works and has provided Bank with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (ii) executes a security agreement/IP Agreement or such other documents as Bank may reasonably request in order to maintain the perfection and priority of Bank’s security interest in the Copyrights proposed to be registered with the United States Copyright Office; and (iii) records such security agreement/IP Agreement with the United States Copyright Office contemporaneously with filing the Copyright application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank a copy of the Copyright application(s) filed with the United States Copyright Office, together with evidence of the recording of the security documents necessary for Bank to maintain the perfection and priority of its security interest in such Copyrights or Mask Works. Borrower shall provide written notice to Bank of any application Filed by Borrower in the United States Patent Trademark Office for a patent or to register a trademark or service mark within 30 days of any such filing.

Borrower shall: (i) protect, defend and maintain the validity and enforceability of the Intellectual Property in its sound business judgment; (ii) promptly advise Bank in writing of material infringements of the Intellectual Property material to Borrower’s business; and (iii) not allow any Intellectual Property material to the Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

7 NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent, which consent shall not be unreasonably withheld:

7.1 Dispositions. Convey, sell, lease, transfer, assign or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, including the Intellectual Property, except for Transfers (i) of inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) of worn-out or obsolete equipment; or (iv) of tools or equipment that are traded in or exchanged by Borrower in the ordinary course of business for newer models and versions, such most recent models and versions at a particular time to be considered Collateral. Borrower shall not enter into an agreement with any Person other than Bank which restricts the subsequent granting of a security interest in the Intellectual Property.

7.2 Changes in Business, Ownership, Management or Business Locations. Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or have a material change in its ownership (other than by the sale of Borrower’s equity securities in a public offering or to investors so long as Borrower identifies to Bank the investors prior to the closing of the investment), or a change of any one (1) of the Borrower’s Responsible Officers and a replacement, approved by the Borrower’s board of directors, is not made within sixty (60) days of such change. Borrower shall not, without at least thirty (30) days prior written notice to Bank: (i) relocate its chief executive office, or add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000.00) in Borrower’s assets or property), or (ii) change its jurisdiction of organization, or (iii) change its organizational structure or type, or (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Without the prior written consent of Bank, which shall not be unreasonably withheld, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (i) such transactions do not in the aggregate exceed One Million Dollars ($1,000,000.00) (including assumption of indebtedness), (ii) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions, and (iii) Borrower is the surviving legal entity. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, including the Intellectual Property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein. The Collateral may also be subject to Permitted Liens.

7.6 Distributions; Investments. (i) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock except for repurchases of Common Stock from employees or consultants at the original purchase price upon termination of their employment or consulting relationship with Borrower.

7.7 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.8 Subordinated Debt. Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt, without Bank’s prior written consent.

7.9 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8 EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1 Payment Default. Borrower fails to pay any of the Obligations within three (3) Business Days after their due date. During such three (3) Business Day period the failure to cure the default shall not constitute an Event of Default (but no Credit Extension shall be made during such cure period);

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Section 6.2 or violates any of the covenants contained in Section 7 of this Agreement, or

(b) If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents,

or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Advances will be made during such cure period); provided, however, grace and cure periods provided under this section shall not apply to financial covenants or any other covenants that are required to be satisfied or completed by a date certain.

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment. (i) Any portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (ii) the service of process upon Bank or Borrower seeking to attach, by trustee or similar process, any funds of Borrower on deposit with Bank, or any entity under the control of Bank (including a subsidiary); (iii) Borrower is enjoined, restrained, or prevented by court order from conducting any part of its business; (iv) a judgment or other claim becomes a Lien on a portion of Borrower’s assets; or (v) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice;

8.5 Insolvency. (i) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (ii) Borrower begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made before any Insolvency Proceeding is dismissed);

8.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000.00) or that could result in a Material Adverse Change;

8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000.00) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.8 Misrepresentations. If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document;

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination agreement with Bank, or any creditor that has signed a subordination agreement with Bank breaches any material terms of the subordination agreement;

8.10 Cross Default. An Event of Default occurs under any of the (i) Operating Line of Credit, (ii) Growth Capital Loan, or (iii) Maple Loan Arrangement.

9 BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such account;

(d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(g) Place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral; and

(h) Exercise all rights and remedies and dispose of the Collateral according to the Code.

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, to be effective upon the occurrence and during the continuance of an Event of Default, to: (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors; (iii) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; (iv) make, settle, and adjust all claims under Borrower’s insurance policies; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Accounts Notification/Collection. In the event that an Event of Default occurs and is continuing, Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify and/or collect the amount of the Account. After the occurrence of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Bank, and, if requested by Bank, Borrower shall immediately deliver such receipts to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. Any amounts paid by Bank as provided herein shall constitute Bank Expenses and are immediately due and payable upon notice to Borrower, and shall bear interest at the then applicable rate and be secured by the Collateral. No payments by Bank shall be deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of collateral, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10 NOTICES

All notices or demands by any party to this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile at the addresses listed below. Either Bank or Borrower may change its notice address by giving the other party written notice.

If to Borrower:	Infinera Corporation 1322 Bordeaux Drive Sunnyvale, California 94089 Attn: FAX:

If to Bank:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, California 95054 Attn: Teresa Li Fax:

with a copy to:	Riemer & Braunstein LLP Three Center Plaza Boston, Massachusetts 02108 Attn: David A. Ephraim, Esquire FAX: (617) 880-3456

11 CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in California and Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT,

BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12 GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or Obligations under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.

12.2 Indemnification. Borrower hereby indemnifies, defends and holds Bank and its directors, officers, employees and agents harmless against: (a) all obligations, demands, claims, and liabilities asserted by any other party or Person in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3 Right of Set-Off. Borrower hereby grants to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provision. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Bank’s subsidiaries or affiliates in connection with their business with Borrower; (ii) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee’s or purchaser’s agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit; and (v) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.10 Release of Lien on Intellectual Property. If either (i) Borrower achieves a Revenue Event and Borrower provides the Bank prompt written notice and satisfactory evidence that it has achieved same, or (ii) Borrower has completely satisfied its Obligations under the Growth Capital Loan, then the IP Agreement shall be deemed released and terminated. In addition, upon such termination, the Intellectual Property shall be released from the security interest granted herein. Bank shall deliver all releases and terminations required by Borrower to implement the foregoing.

12.11 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.12 Optional Conversion. Upon the occurrence of an IPO Event, following the written request by Borrower to Bank, the Bank will give the Borrower the option to terminate the Operating Line of Credit and to restructure this Agreement by (i) deleting the Borrowing Base requirement in Section 2.1.1(a) and (ii) reducing the interest rate to the greater of (A) the aggregate of the Prime Rate and one-quarter of one percent (0.25%), and (B) five percent (5.0%), subject to Bank and Borrower agreeing on certain financial covenants and conditions to be negotiated between Borrower and Bank based on the Bank’s then existing underwriting criteria. Notwithstanding the foregoing, if the restructured agreement is not acceptable to both Borrower and Bank, or if the Bank and Borrower do not agree on financial covenants and conditions, the Operating Line of Credit will not be terminated and this Agreement will remain in place, without modification.

13 DEFINITIONS

13.1 Definitions. In this Agreement:

“Advance” or “Advances” is a loan advance (or advances) under the Revolving Line.

“Affiliate” is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Bank Expenses” are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Borrowing Base” is (i) for periods in which Borrower’s Net Cash is equal to or greater than Seven Million Dollars ($7,000,000.00), one hundred percent (100%) of Borrower’s Net Cash, or (ii) for periods in which Borrower’s Net Cash is less than Seven Million Dollars ($7,000,000.00), fifty percent (50.0%) of Borrower’s Net Cash.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Closing Date” is the date of this Agreement.

“Code” is the Uniform Commercial Code as adopted in California, as amended and as may be amended and in effect from time to time.

“Collateral” is any and all properties, rights and assets of Borrower granted by Borrower to Bank or arising under the Code, now, or in the future, in which Borrower obtains an interest, or the power to transfer rights, as described on Exhibit A.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“Credit Extension” is each Advance, or any other extension of credit by Bank for Borrower’s benefit.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“GAAP” is generally accepted accounting principles.

“Growth Capital Loan” is a loan arrangement entered into by and among Borrower, Bank and Gold Hill Venture Lending 03, L.P. as of even date hereof pursuant to a certain Loan and Security Agreement (Growth Capital Loan), as amended from lime to time.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is any Copyrights and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any Patents, Trademarks, service marks, Mask Works, and applications therefor; any trade secret rights, including any rights to unpatented inventions, now owned or hereafter acquired.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IP Agreement” is a certain Intellectual Property Security Agreement executed and delivered by Borrower to Bank.

“IPO Event” occurs when the Borrower completes an initial public offering that results in a cash infusion of at least Fifty Million Dollars ($50,000,000.00).

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Maple” is Maple Commercial Finance Corp.

“Maple Loan Arrangement” is a certain agreement by and between Borrower and Maple, as amended from time to time.

“Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

“Material Adverse Change” is: (i) A material impairment in the perfection or priority of Bank’s security interest in the Collateral or in the value of such Collateral; (ii) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (iii) a material impairment of the prospect of repayment of any portion of the Obligations.

“Net Cash” is either:

(i) for periods where Borrower’s unrestricted cash and cash equivalents (including marketable securities) exceeds Twenty Five Million Dollars ($25,000,000.00), Borrower’s unrestricted cash and cash equivalents (including marketable securities) minus all amounts due and owing by Borrowers to (A) Bank, (B) Gold Hill Venture Lending 03, L.P. and affiliates, and (C) Maple; or

(ii) for periods where Borrower’s unrestricted cash and cash equivalents (including marketable securities) is less than or equal to Twenty Five Million Dollars ($25,000,000.00), Borrower’s unrestricted cash and cash equivalents (including marketable securities) maintained at Bank and/or SVB Securities minus all amounts due and owing by Borrowers to (A) Bank, (B) Gold Hill Venture Lending 03, L.P. and affiliates, and (C) Maple.

“Obligations” are all advances, liabilities, obligations, covenants and duties owing, arising, due or payable by Borrower to Bank now or later under this Agreement, the Operating Line of Credit, or the Growth Capital Loan, or any other document, instrument or agreement, account (including those acquired by assignment) primary or secondary, such as all Advances, Finance Charges, Facility Fee, interest, fees, expenses, professional fees and attorneys’ fees, or other amounts now or hereafter owing by Borrower to Bank.

“Operating Line of Credit” is a loan arrangement entered into by and between Borrower and Bank as of even date hereof pursuant to a certain Loan and Security Agreement (Operating Line of Credit), as amended from time to time.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Perfection Certificate” is a certain Perfection Certificate completed and delivered by Borrower to Bank in connection with this Agreement.

“Permitted Indebtedness” is:

(a) Borrower’s indebtedness to Bank under this Agreement or the Loan Documents;

(b) Indebtedness existing on the Closing Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness secured by Permitted Liens;

(f) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(g) Other Indebtedness not otherwise permitted by Section 7.4 not exceeding Five Hundred Thousand Dollars ($500,000.00) in the aggregate outstanding at any time; and

(h) Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Closing Date; and

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue, and (iv) any other investments administered through Bank;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments accepted in connection with Transfers permitted by Section 7.1;

(e) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed One Million Dollars ($1,000,000.00) in the aggregate in any fiscal year;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i) Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed Two Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year; and

(j) Other Investments not otherwise permitted by Section 7.6 not exceeding Five Hundred Thousand Dollars ($500,000.00) in the aggregate outstanding at any time.

“Permitted Liens” are:

(a) Liens arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c) Purchase money Liens securing no more than Five Hundred Thousand Dollars ($500,000.00) in the aggregate amount outstanding (i) on equipment acquired or held by Borrower incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(d) Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses permit granting Bank a security interest; and

(e) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Responsible Officer” is each of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Revenue Event” occurs when Borrower achieves seventy-five percent (75.0%) of its revenue plan for the fiscal year 2005.

“Revolving Line” is an Advance or Advances of up to Twenty Million Dollars ($20,000,000.00).

“Revolving Line Maturity Date” is June 28, 2006.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Bank (pursuant to a subordination agreement entered into between Bank, Borrower and the subordinated creditor), on terms acceptable to Bank.

“Subsidiary” is any Person, corporation, partnership, limited liability company, joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Trademarks” are trademark and service mark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Borrower connected with the trademarks.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first above written.

BORROWER:

INFINERA CORPORATION

By	/s/ Jagdeep Singh
Name:
Title:

BANK

SILICON VALLEY BANK

By	/s/ Teresa Li
Name:	Teresa Li
Title:	Relationship Manager

S-1

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following:

All goods, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

Any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; trade styles, trade names, any trade secret rights including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damages by way of any past, present and future infringement of any of the foregoing; and

All Borrower’s books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

EXHIBIT B

Loan Payment/Advance Request Form

DEADLINE FOR SAME DAY PROCESSING IS 3:00 E.S.T.

Fax To:	Date:

LOAN PAYMENT:

Infinera Corporation

From Account #		To Account #
	(Deposit Account #)		(Loan Account #)

Principal $		and/or Interest $

All Borrower’s representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date:

Authorized Signature:	Phone Number:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #		To Account #
	(Loan Account #)		(Deposit Account #)

Amount of Advance $

All Borrower’s representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date:

Authorized Signature:	Phone Number:

OUTGOING WIRE REQUEST:
Complete only if all or a portion of the funds from the loan advance above are to be wired. Deadline for same day processing is 3:00 pm, E.S.T.

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number

City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreement(s) covering funds transfer service(s), which agreement(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (If Required):
Print Name/Title:	Print Name/Title:
Telephone #	Telephone #

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK
FROM:	INFINERA CORPORATION

The undersigned authorized officer of INFINERA CORPORATION certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below and (ii) there are no Events of Default, and all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) (other than monthly reporting by Borrower) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements with CC	Monthly within 30 days	Yes No
Annual (CPA Audited)	FYE within 180 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Off-site Inventory and Equipment per Section 5.2	Quarterly within 30 days	Yes No

Notification of registration of Intellectual Property

The following Intellectual Property was registered after the Closing Date (if blank, read “None”)

BANK USE ONLY

Comments Regarding Exceptions:	See Attached.	Received by:
AUTHORIZED SIGNER
Sincerely,
Date:
SIGNATURE
Verified:
TITLE			AUTHORIZED SIGNER
Date:
DATE
		Compliance Status:	Yes No

FIRST LOAN MODIFICATION AGREEMENT (Revolving Line)

This First Loan Modification Agreement (Revolving Line) is entered into as of May 6, 2005 by and between Infinera Corporation (the “Borrower”) and Silicon Valley Bank (“Bank”).

1. DESCRIPTION OF EXISTING OBLIGATIONS: Among other Obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated December 29, 2004, as amended or modified from time to time, (the “Loan Agreement”). The Loan Agreement provides for, among other things, a Revolving Line in the original principal amount of Twenty Million Dollars ($20,000,000). Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations.”

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and in an Intellectual Property Security Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modification(s) to Loan Agreement.

1.	Sub letter (a) under Section 2.1.1 entitled “Advances” is hereby amended to read as follows:

Bank shall make Advances not exceeding (i) the lesser of (A) the Revolving Line or (B) the Borrowing Base minus (ii) the aggregate outstanding Advances hereunder minus (iii) the aggregate amounts outstanding under the Operating Line of Credit minus (iv) the outstanding Obligations under the Other Services Sublimit and minus (v) the FX Reserve.

2.	Sub letter (e) under Section 2.1.1 entitled “Maximum Advances” is hereby amended to read as follows:

The aggregate amount of Advance made hereunder plus any loans, advances, FX Forward Contracts, Other Services Sublimit, or other amounts outstanding pursuant to the Operating Line of Credit shall not exceed Twenty Million Dollars ($20,000,000).

3.	Section 2.1.3 entitled “Other Services Sublimit” is hereby incorporated to read as follows:

(a) Letters of Credit. Bank will issue or has issued letters of credit (each a “Letter of Credit” and collectively, the “Letters of Credit”) for Borrower’s account not exceeding the Other Services Availability. Borrower’s Letter of Credit reimbursement obligation will be secured by cash on terms acceptable to Bank at any time after the Revolving Maturity Date if the term of this Agreement is not extended by Bank. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

(b) Cash Management Services. Borrower may use up to the amount of the Other Services Availability for Bank’s Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”).

Effect of Services Usage. Such aggregate amounts utilized under the Other Services Sublimit will at all times reduce the amount otherwise available to be borrowed under the Revolving Line. Any amounts Bank pays on behalf of Borrower, or any amounts that are not paid by Borrower when due for any Letters of Credit, or Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the rate for Advances.

4.	Section 2.1.4 entitled “Foreign Exchange Sublimit” is hereby incorporated to read as follows:

If there is availability under the Revolving Line and the Borrowing Base, then Borrower may enter in foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”). Bank will subtract 10% of each outstanding FX Forward Contract from the foreign exchange sublimit which is a maximum of $1,000,000 (the “FX Reserve”). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve. Bank may terminate the FX Forward Contracts if an Event of Default occurs.

5.	Section 2.2 entitled “Overadvances” is hereby amended to read as follows:

If Borrower’s Obligations under Section 2.1.1, 2.1.3, and 2.1.4 exceed the lesser of either (i) the Revolving Line or (ii) the Borrowing Base, Borrower must immediately pay Bank the excess.

6.	The following defined terms under Section 13.1 entitled “Definitions” are hereby amended and/or incorporated to read as follows:

“Cash Management Services” are defined in Section 2.1.3.

“Credit Extension” is each Advance, Letter of Credit, FX Forward Contract, or any other extension of credit by Bank for Borrower’s benefit.

“FX Forward Contract” is defined in Section 2.1.4.

“FX Reserve” is defined in Section 2.1.4.

“Letter of Credit” is defined in Section 2.1.3.

“Obligations” are all advances, liabilities, obligations, covenants and duties owing, arising, due or payable by Borrower to Bank now or later under this Agreement, the Operating Line of Credit, or the Growth Capital Loan, or any other document instrument or agreement, account (including those acquired by assignment) primary or secondary, such as all Advances, including cash management services, letters of credit and foreign exchange contracts, Finance Fee, interest, fees expenses, professional fees and attorneys’ fees or other amounts now or hereafter owing by Borrower to Bank.

“Other Services Sublimit” means the lesser of (a) the result of (i) the lesser of the Revolving Line or the Borrowing Base minus (ii) the outstanding principal balance of the Advances minus (iii) FX Reserve, or (b) $2,000,000.

“Other Services Availability” means an amount equal to the result of (a) the Other Services Sublimit minus (b) the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) minus (c) the aggregate amounts utilized under the Other Services Sublimit for Cash Management Services.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against paying any of the Obligations.

6. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

INFINERA CORPORATION		SILICON VALLEY BANK

By:	/s/ William Zerella	By:	/s/ Teresa Li
Name:	William Zerella	Name:	Teresa Li
Title:	CFO	Title:	Relationship Manager

[LOGO]

SILICON VALLEY BANK

PRO FORMA INVOICE FOR LOAN CHARGES

BORROWER:	INFINERA CORPORATION

LOAN OFFICER:	Teresa Li

DATE:	February 2, 2005

	Documentation Fee	$250.00

	TOTAL FEE DUE	$250.00

Please indicate the method of payment:

{    } A check for the total amount is attached.

{ x } Debit DDA for the total amount.

{    } Loan proceeds

/s/ William Zerella	5-9-05
Borrower	(Date)

/s/ Teresa Li	5/11/05
Silicon Valley Bank	(Date)
Account Officer’s Signature

SECOND LOAN MODIFICATION AGREEMENT

(REVOLVING LINE)

This Second Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of June 21, 2005, by and between SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 (“Bank”) and INFINERA CORPORATION, a Delaware corporation with its chief executive office located at 1322 Bordeaux Drive, Sunnyvale, California 94089 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to the Bank pursuant to a loan arrangement dated as of December 29, 2004, evidenced by, among other documents, a certain Loan and Security Agreement (Revolving Line) dated as of December 29, 2004, between Borrower and the Bank, as amended by a certain First Loan Modification Agreement (Revolving Line) dated as of May 6, 2005, between Borrower and the Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement

1.	The Loan Agreement is amended by deleting any and all references to “Maple” and inserting “UCB” in lieu thereof.

2.	The Loan Agreement is amended by deleting the following provision appearing as Section 8.10 thereof:

“8.10 Cross-Default. An Event of Default occurs under any of the (i) Operating Line of Credit, (ii) Growth Capital Loan, or (iii) Maple Loan Arrangement.”

and inserting in lieu thereof the following:

“8.10 Cross-Default. An Event of Default occurs under any of the (i) Operating Line of Credit, (ii) Growth Capital Loan, or (iii) UCB Loan Arrangement.”

3.	The Loan Agreement is amended by deleting the definitions of “Maple” and “Maple Loan Arrangement” appearing in Section 13.1 thereof.

4.	The Loan Agreement is amended by inserting the following definitions to appear alphabetically in Section 13.1 thereof:

““UCB” is United Commercial Bank.”

““UCB Loan Arrangement” is a certain agreement by and between Borrower and UCB, as amended from time to time.”

5.	The Loan Agreement is amended by inserting the following text to appear at the end of Section 12.10 thereof:

“Notwithstanding the foregoing, the Bank will not release its security interest in the Intellectual Property of the Borrower, if any other Person has a lien on the Intellectual Property.”

B.	Consent.

1.	Borrower is entering into, on or about the date hereof, a loan arrangement with United Commercial Bank (“UCB”) of up to approximately (i) Five Million Five Hundred Thousand Dollars ($5,500,000.00) for an equipment financing facility (the “Equipment Financing Facility”), and (ii) Six Million Dollars ($6,000,000.00) for a revolving line of credit (provided that, the maximum amount of the revolving line of credit shall not, at any time exceed Ten Million Dollars ($10,000,000.00)) (the “Revolving Line Facility”) (collectively, the “UCB Financing”). Pursuant to Section 7.4 (relating to Indebtedness), and Section 7.5 (relating to Encumbrances) of the Loan Agreement the Bank hereby consents to the UCB Financing (as defined above), including the following:

(a)	The Bank hereby consents, acknowledges, and confirms that UCB shall have a first priority security interest in all Equipment of the Borrower.

(b)	The Bank shall file an amendment to Financing Statement, subordinating the Bank’s security interest in the Equipment to UCB, in the form of Exhibit A hereto, to be filed with the Delaware Secretary of State.

4. FEES. The Borrower shall reimburse Bank for all reasonable legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Intellectual Property Security Agreement dated as of December 29, 2004, between Borrower and Bank, and acknowledges, confirms and agrees that said Intellectual Property Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in said Intellectual Property Security Agreement, and shall remain in full force and effect.

6. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, in all material respects, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of December 29, 2004, between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Perfection Certificate has not changed, as of the date hereof.

7. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower now has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

[The remainder of this page is intentionally left blank]

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

INFINERA CORPORATION		SILICON VALLEY BANK

By:	/s/ William Zerella	By:	/s/ Teresa Li
Name:	William Zerella	Name:	Teresa Li
Title:	CFO	Title:	Relationship Manager

THIRD LOAN MODIFICATION AGREEMENT

(REVOLVING LINE)

This Third Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of November 9, 2005, by and between SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 (“Bank”) and INFINERA CORPORATION, a Delaware corporation with its chief executive office located at 1322 Bordeaux Drive, Sunnyvale, California 94089 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to the Bank pursuant to a loan arrangement dated as of December 29, 2004, evidenced by, among other documents, a certain Loan and Security Agreement (Revolving Line) dated as of December 29, 2004, between Borrower and the Bank, as amended by a certain First Loan Modification Agreement dated as of February 2, 2005, as further amended by that certain First Loan Modification Agreement (Revolving Line) dated as of May 6, 2005, and as further amended by that certain Second Loan Modification Agreement (Revolving Line) dated as of June 21, 2005 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, including, without limitation, a certain Intellectual Property Security Agreement dated as of December 29, 2004, between Borrower and Bank (the “IP Security Agreement”), the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1.	The Loan Agreement is amended by deleting the following Section 12.10 thereof, in its entirety:

“12.10 Release of Lien on Intellectual Property. If either (i) Borrower achieves a Revenue Event and Borrower provides the Bank prompt written notice and satisfactory evidence that it has achieved same, or (ii) Borrower has completely satisfied its Obligations under the Growth Capital Loan, then the IP Agreement shall be deemed released and terminated. In addition, upon such termination, the Intellectual Property shall be released from the security interest granted herein. Bank shall deliver all releases and terminations required by Borrower to implement the foregoing. Notwithstanding the foregoing, the Bank will not release its security interest in the Intellectual Property.”

    and inserting in lieu thereof the following:

“12.10 Release of Lien on Intellectual Property. If Borrower achieves a Revenue Event and Borrower provides the Bank prompt written notice and satisfactory evidence that it has achieved same, then the IP Agreement shall be deemed released and terminated. In addition, upon such termination, the Intellectual Property shall be released from the security interest granted herein. Bank shall deliver all releases and terminations required by Borrower to implement the foregoing. Notwithstanding the foregoing, the Bank will not release its security interest in the Intellectual Property of the Borrower, if any other Person has a lien on the Intellectual Property.”

2.	The Loan Agreement is amended by deleting the following definitions in Section 13.1 thereof:

““Revenue Event” occurs when Borrower achieves seventy-five percent (75.0%) of its revenue plan for the fiscal year 2005.

“Revolving Line Maturity Date” is June 28, 2006.”

    and inserting in lieu thereof the following:

““Revenue Event” occurs when Borrower achieves two consecutive quarters of profitability and positive cash flow as determined under GAAP.

“Revolving Line Maturity Date” is June 28, 2006; provided, however, that if Borrower provides written notice to Bank, no earlier than March 1, 2006 and no later than June 1, 2006, requesting a one time, one year extension of the Revolving Maturity Date to June 28, 2007, at the sole discretion of Bank based upon Bank’s credit analysis and underwriting approval, the Revolving Maturity Date shall be extended to June 28, 2007. If such extension is approved by Bank, Borrower shall pay to Bank, on or before June 28, 2006, the Revolving Line Extension Fee, less the amount of the Operating Line Extension Fee (as defined under the Operating Line of Credit) paid to Bank in connection with the Operating Line of Credit.”

3.	The Loan Agreement is amended by inserting the following definition, in alphabetical order, in Section 13.1 thereof:

“Revolving Line Extension Fee” is a non refundable extension fee of One Hundred Thousand Dollars ($100,000.00).

B.	Consent. On or about the date hereof, Borrower is acquiring certain of the assets of Big Bear Networks (the “Big Bear Acquisition”). Pursuant to Section 7.3 (relating to Mergers and Acquisitions) of the Loan Agreement, the Bank hereby consents to the Big Bear Acquisition.

4. FEES. The Borrower shall reimburse Bank for all reasonable legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Security Agreement, and acknowledges, confirms and agrees that the IP Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in the IP Security Agreement, and shall remain in full force and effect.

6. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, in all material respects, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of December 29, 2004, between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Perfection Certificate has not changed, as of the date hereof, except with respect to the creation of certain wholly owned subsidiaries (namely, Infinera International Corporation, Infinera Acquisition Corporation and Infinera Asia Limited).

7. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms and reaffirms all terms and conditions of all security or other collateral granted to the Ban, and confirms that eh indebtedness secured thereby includes, without limitation, the Obligations.

9. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower now has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

[The remainder of this page is intentionally left blank]

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

INFINERA CORPORATION		SILICON VALLEY BANK

By:	/s/ William Zerella	By:	/s/ Teresa Li
Name:	William Zerella	Name:	Teresa Li
Title:	CFO	Title:	Relationship Manager

FOURTH AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 21st day of June, 2006, by and between Silicon Valley Bank (“Bank”) and Infinera Corporation, a Delaware corporation (“Borrower”) whose address is 1322 Bordeaux Drive, Sunnyvale, CA 94089.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement (Revolving Line) dated as of December 29, 2004, as amended by that certain First Loan Modification Agreement (Revolving Line) by and between Bank and Borrower dated as of May 6, 2005, as amended by that certain Second Loan Modification Agreement (Revolving Line) by and between Bank and Borrower dated as of June 21, 2005 and as further amended by that certain Third Loan Modification Agreement (Revolving Line) by and between Bank and Borrower dated as of November 9, 2005 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to extend the Revolving Line Maturity Date as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the Schedule A, Schedule of Exceptions, attached hereto and subject further to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendment to Loan Agreement.

2.1 Section 13 (Definitions). The following term and its respective definition set forth in Section 13.1 is amended in its entirety and replaced with the following:

“Revolving Line Maturity Date” is August 28, 2006.

3. Limitation of Amendment.

3.1 The amendment set forth in Section 2, above, is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on December 29, 2004 remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Bank of this Amendment by each party hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK:		BORROWER:

SILICON VALLEY BANK		INFINERA CORPORATION

By:	/s/ Teresa Li	By:	/s/ Jagdeep Singh
Name:	Teresa Li	Name:	Jagdeep Singh
Title:	Deal Team Leader	Title:	President and CEO
6/21/06

DEFAULT WAIVER AND FIFTH AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

(REVOLVING LINE)

This DEFAULT WAIVER AND FIFTH AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 22nd day of August, 2006, by and between Silicon Valley Bank (“Bank”) and Infinera Corporation, a Delaware corporation (“Borrower”) whose address is 1322 Bordeaux Drive, Sunnyvale, CA 94089.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of December 29, 2004, as amended by that certain First Loan Modification Agreement by and between Bank and Borrower dated as of May 6, 2005, by that certain Second Loan Modification Agreement by and between Bank and Borrower dated as of June 21, 2005, by that certain Third Loan Modification Agreement by and between Bank and Borrower dated as of November 9, 2005 and as further amended by that certain Fourth Amendment to Loan and Security Agreement by and between Bank and Borrower dated as of June 21, 2006 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”). Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

B. Borrower is currently in default of the Loan Agreement for failing to comply with the covenant set forth in Section 6.2(a)(ii) of the Loan Agreement (the “Existing Default”).

C. Borrower has requested that Bank waive its rights and remedies against Borrower, limited specifically to the Existing Defaults. Although Bank is under no obligation to do so, Bank is willing to not exercise its rights and remedies against Borrower related to the specific Existing Defaults on the terms and conditions set forth in this Amendment, so long as Borrower complies with the terms, covenants and conditions set forth in this Amendment.

D. Borrower has further requested that Bank amend the Loan Agreement to (1) extend the delivery date of the Borrower’s audited consolidated financial statements for fiscal year ended December 31, 2005 and (2) extend the maturity date. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Waiver of Covenant Defaults.

Bank hereby waive Borrower’s existing default under Section 6.2(a)(ii) of the Loan Agreement by virtue of Borrower’s failure to provide Bank its audited consolidated financial statements for fiscal year ended December 31, 2005 as of month ended June 30, 2006. Bank’s waiver of Borrower’s compliance of this covenant shall apply only to the foregoing period. Accordingly, hereinafter, Borrower shall be in compliance with this covenant, as amended herein.

Bank’s agreement to waive the above-described default (1) in no way shall be deemed an agreement by the Bank to waive Borrower’s compliance with the above-described covenant as of all other dates and (2) shall not limit or impair the Bank’s right to demand strict performance of this covenant as of all other dates and (3) shall not limit or impair the Bank’s right to demand strict performance of all other covenants as of any date.

3. Amendments to Loan Agreement.

3.1 Section 6.2 (Financial Statements, Reports, Certificates). Notwithstanding anything to the contrary contained in Section 6.2(a)(ii), Bank shall allow Borrower to provide its audited consolidated financial statements for fiscal year ended December 31, 2005, as soon as it is available but no later than October 31, 2006.

3.2 Section 13 (Definitions). The following term and its respective definition set forth in Section 13.1 is amended in its entirety and replaced with the following:

“Revolving Line Maturity Date” is September 28, 2006.

4. Limitation of Amendments.

4.1 The amendments set forth in Section 3, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

4.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

5. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

5.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default other than the Existing Default has occurred and is continuing;

5.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3 The organizational documents of Borrower delivered to Bank on December 29, 2004 and June 20, 2006 remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized by all necessary action on the part of Borrower;

5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

5.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6. Prior Agreement. Except as expressly provided for in this Amendment, the Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. This Amendment is not a novation and the terms and conditions of this Amendment shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Amendment and the terms of such documents, the terms of this Amendment shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

7. Release by Borrower.

7.1 FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

7.2 In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or expect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” (Emphasis added.)

7.3 By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

7.4 This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Amendment, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

7.5 Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

(a) Except as expressly stated in this Amendment, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Amendment.

(b) Borrower has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.

(c) The terms of this Amendment are contractual and not a mere recital.

(d) This Amendment has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Amendment is signed freely, and without duress, by Borrower.

(e) Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

8. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

9. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

10. Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Bank of this Amendment by each party hereto.

11. Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Infinera Corporation

By:	/s/ Teresa Li	By:	/s/ Duston Williams
Name:	Teresa Li	Name:	Duston Williams
Title:	Deal Team Leader	Title:	CFO

SIXTH LOAN MODIFICATION AGREEMENT

(REVOLVING LINE)

This Sixth Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of October 6, 2006, by and between SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 (“Bank”) and INFINERA CORPORATION, a Delaware corporation with its chief executive office located at 1322 Bordeaux Drive, Sunnyvale, California 94089 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to the Bank pursuant to a loan arrangement dated as of December 29, 2004, evidenced by, among other documents, a certain Loan and Security Agreement (Revolving Line) dated as of December 29, 2004, between Borrower and the Bank, as amended by that certain First Loan Modification Agreement (Revolving Line) dated as of May 6, 2005, between Borrower and the Bank, as amended by that certain Second Loan Modification Agreement (Revolving Line) dated as of June 21, 2005, between Borrower and the Bank, as amended by a certain Third Loan Modification Agreement (Revolving Line) dated as of November 9, 2005, between Borrower and the Bank, as amended by a certain Fourth Loan Modification Agreement dated as of June 21, 2006, between Borrower and the Bank, and as further amended by a certain Default Waiver and Fifth Amendment to Loan and Security Agreement (Revolving Line) dated as of August 22, 2006, between Borrower and the Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, including, without limitation, a certain Intellectual Property Security Agreement dated as of December 29, 2004, between Borrower and Bank (the “IP Security Agreement”), the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1.	The Loan Agreement is amended by deleting the following Section 2.1.1 (c) thereof, in its entirety:

“ (c) Interest Rate. The principal amounts outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the greater of (i) the aggregate of the Prime Rate and one and one-half percent (1.50%), and (ii) six and one-quarter percent (6.25%), which interest shall be payable monthly.”

and insert in lieu thereof the following:

“ (c) Interest Rate. The principal amounts outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the greater of (i) the Prime Rate, and (ii) six and one-quarter of one percent (6.25%), which interest shall be payable monthly.”

2.	The Loan Agreement is amended by deleting the following Section 2.l.l(e) thereof, in its entirety:

“ (e) Maximum Advances. The aggregate amount of Advances made hereunder plus any loans, advances, FX Forward Contracts, Other Services Sublimits, or other amounts outstanding pursuant to the Operating Line of Credit shall not exceed Twenty Million Dollars ($20,000,000.00).”

and inserting in lieu thereof the following:

“ (e) Maximum Advances. The aggregate amount of Advances made hereunder plus any loans, advances, FX Forward Contracts, Other Services Sublimits, or other amounts outstanding pursuant to the Operating Line of Credit shall not exceed Twenty-Five Million Dollars ($25,000,000.00).”

3.	The Loan Agreement shall be amended by deleting the following appearing in Section 6.2(a)(ii) thereof:

“ (ii) as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from Ernst & Young or another independent certified public accounting firm of national standing.”

and inserting in lieu thereof the following:

“ (ii) prior to the occurrence of an IPO Event, as soon as available, but no later than (a) October 31, 2006 for the 2005 financials or (b) one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistency applied and after the occurrence of an IPO Event, as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year, a Form 10-K filed with the Securities and Exchange Commission), together with an unqualified opinion on the financial statements from Ernst & Young or another independent certified public accounting firm of national standing.”

4.	The Loan Agreement is amended by inserting the following new subsection (c) to appear in Section 6.2 thereof:

“ (c) Prior to the occurrence of an IPO Event, within thirty (30) days after the last day of each month (and upon the occurrence of an IPO Event within forty-five (45) days after the last day of each quarter), Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit C.”

5.	The Loan Agreement is amended by deleting the following provision appearing as Section 6.5(a) thereof, in its entirety:

“ (a) In order to permit Bank to monitor Borrower’s financial performance and condition, Borrower, and all Borrower’s Subsidiaries, shall maintain Borrower’s, and such Subsidiaries, primary operating accounts with Bank. Upon the occurrence of an IPO Event, Borrower and all Borrower’s

Subsidiaries shall maintain operating and securities accounts with Bank, which accounts shall represent at least twenty-five percent (25.0%) of the dollar value of the Borrower’s and such Subsidiaries’ accounts at all financial institutions.”

and inserting in lieu thereof the following:

“ (a) In order to permit Bank to monitor Borrower’s financial performance and condition, Borrower, and all Borrower’s Subsidiaries, shall maintain Borrower’s, and such Subsidiaries, primary operating accounts with Bank, with the exception of an account maintained with UCB, provided that: (i) the maximum aggregate balance of such account does not exceed Eight Million Dollars ($8,000,000.00) at any time, (ii) Bank has a valid, first priority security interest in such UCB account, and (iii) Bank and UCB shall enter into an amendment to the existing intercreditor agreement concerning the priority of UCB’s security interest in such account, in form and substance acceptable to the Bank. Upon the occurrence of an IPO Event, Borrower and all Borrower’s Subsidiaries shall maintain operating and securities accounts with Bank, which accounts shall represent at least twenty-five percent (25.0%) of the dollar value of the Borrower’s and such Subsidiaries’ accounts at all financial institutions.”

6.	The Loan Agreement is amended by deleting the following Section 12.2 thereof, in its entirety:

“12.12 Optional Conversion. Upon the occurrence of an IPO Event, following the written request by Borrower to Bank, the Bank will give the Borrower the option to terminate the Operating Line of Credit and to restructure this Agreement by (i) deleting the Borrowing Base requirement in Section 2.1. l(a) and (ii) reducing the interest rate to the greater of (A) the aggregate of the Prime Rate and one-quarter of one percent (0.25%), and (B) five percent (5.0%), subject to Bank and Borrower agreeing on certain financial covenants and conditions to be negotiated between Borrower and Bank based on the Bank’s then existing underwriting criteria. Notwithstanding the foregoing, if the restructured agreement is not acceptable to both Borrower and Bank, or if the Bank and Borrower do not agree on financial covenants and conditions, the Operating Line of Credit will not be terminated and this Agreement will remain in place, without modification.

and inserting in lieu thereof the following:

“12.12 Optional Conversion. Upon the occurrence of an IPO Event, following the written request by Borrower to Bank, the Bank will give the Borrower the option to terminate the Operating Line of Credit and to restructure this Agreement by (i) deleting the Borrowing Base requirement in Section 2.1.1 (a) and (ii) reducing the interest rate to the greater of (A) the Prime Rate and (B) six and one-quarter of one percent (6.25%), subject to Bank and Borrower agreeing on certain financial covenants and conditions to be negotiated between Borrower and Bank based on the Bank’s then existing underwriting criteria. Notwithstanding the foregoing, if the restructured agreement is not acceptable to both Borrower and Bank, or if the Bank and Borrower do not agree on financial covenants and conditions, the Operating Line of Credit will not be terminated and this Agreement will remain in place, without modification.”

7.	The Loan Agreement is amended by deleting the following definitions in Section 13.1 thereof:

“““Borrowing Base” is (i) for periods in which Borrower’s Net Cash is equal to or greater than Seven Million Dollars ($7,000,000.00), one hundred percent (100%) of Borrower’s Net Cash, or (ii) for periods in which Borrower’s Net Cash is less than Seven Million Dollars ($7,000,000.00), fifty percent (50.0%) of Borrower’s Net Cash.”

““Net Cash” is either:

(i) for periods where Borrower’s unrestricted cash and cash equivalents (including marketable securities) exceeds Twenty Five Million Dollars ($25,000,000.00), Borrower’s unrestricted cash and cash equivalents (including marketable securities) minus all amounts due and owing by Borrowers to (A) Bank, (B) Gold Hill Venture Lending 03, L.P. and affiliates, and (C) UCB; or

(ii) for periods where Borrower’s unrestricted cash and cash equivalents (including marketable securities) is less than or equal to Twenty Five Million Dollars ($25,000,000.00), Borrower’s unrestricted cash and cash equivalents (including marketable securities) maintained at Bank and/or SVB Securities minus all amounts due and owing by Borrowers to (A) Bank, (B) Gold Hill Venture Lending 03, L.P. and affiliates, and (C) UCB.”

““Other Services Sublimit” means the lesser of (a) the result of (i) the lesser of the Revolving Line or Ihe Borrowing Base minus (ii) the outstanding principal balance of the Advances minus (iii) FX Reserve, or (b) $2,000,000.00.”

““Revenue Event” occurs when Borrower achieves two consecutive quarters of profitability and positive cash flow as determined under GAAP.”

““Revolving Line” is an Advance or Advances of up to Twenty Million Dollars ($20,000,000.00).”

““Revolving Line Maturity Date” is September 28, 2006.”

and inserting in lieu thereof the following:

““Borrowing Base” is (i) for periods in which Borrower’s Net Cash is equal to or greater than Five Million Dollars ($5,000,000.00), one hundred percent (100%) of Borrower’s Net Cash, or (ii) for periods in which Borrower’s Net Cash is less than Five Million Dollars ($5,000,000.00), fifty percent (50.0%) of Borrower’s Net Cash.”

““Net Cash” is Borrower’s unrestricted cash maintained at Bank and/or SVB Securities minus all amounts due and owing by Borrowers to Bank under the Revolving Line and the Operating Line of Credit.”

““Other Services Sublimit” means the lesser of (a) the result of (i) the lesser of the Revolving Line or the Borrowing Base minus (ii) the outstanding principal balance of the Advances minus (iii) FX Reserve, or (b) $10,000,000.00.”

““Revenue Event” occurs when Borrower achieves four consecutive quarters of profitability and positive cash flow as determined under GAAP.”

““Revolving Line” is an Advance or Advances of up to Twenty-Five Million Dollars ($25,000,000.00).”

““Revolving Line Maturity Date” is September 27, 2007.”

1.	The Compliance Certificate appearing as Exhibit C to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Exhibit B hereto.

B.	Consent.

1.	Borrower entered into a loan arrangement, as amended, with United Commercial Bank (“UCB”) on June 21, 2005, of up to approximately (i) Five Million Five Hundred Thousand Dollars ($5,500,000.00) for an equipment financing facility, and (ii) Six Million Dollars ($6,000,000.00) for a revolving line of credit (collectively, the “UCB Financing”). Borrower is entering into, on about the date hereof, an additional loan arrangement with UCB of up to approximately Five Million Dollars ($5,000,000.00) for an additional equipment financing facility (the “2006 UCB Financing”) (provided that, the maximum amount of the UCB Financing and the 2006 UCB Financing shall not, at any time exceed Fifteen Million Dollars ($15,000,000.00). Pursuant to Section 7.4 (relating to Indebtedness), and Section 7.5 (relating to Encumbrances) of the Loan Agreement, the Bank hereby consents to the 2006 UCB Financing (as defined above), including the following:

(a)	The Bank hereby consents, acknowledges, and confirms that UCB shall have a first priority security interest in all Equipment of the Borrower.

(b)	The Bank shall file an amendment to Financing Statement, subordinating the Bank’s security interest in the Equipment to UCB, in the form of Exhibit A hereto, to be filed with the Delaware Secretary of State.

(c)	Bank and UCB shall enter into an amendment to the existing intercreditor agreement, by and between Bank and UCB, concerning the priority of UCB’s security interest in such Equipment, in form and substance, acceptable to the Bank.

4. FEES. Borrower shall pay to Bank a modification fee equal to Sixty-Two Thousand Five Hundred Dollars ($62,500.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof The Borrower shall reimburse Bank for all reasonable legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Security Agreement, and acknowledges, confirms and agrees that the IP Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in the IP Security Agreement, as updated by Schedule 1 attached hereto, and shall remain in full force and effect.

6. RATIFICATION OF PERFECTION CERTIFICATE. Except as set forth on Schedule 2 attached hereto, Borrower hereby ratifies, confirms and reaffirms, in all material respects, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of December 29, 2004, between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Perfection Certificate has not changed, as of the date hereof, except with respect to the creation of certain wholly owned subsidiaries (namely, Infinera International Corporation, Infinera Acquisition Corporation and Infinera Asia Limited).

7. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower now has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

INFINERA CORPORATION		SILICON VALLEY BANK

By:	/s/ Duston Williams	By:	/s/ Teresa Li
Name:	Duston Williams	Name:	Teresa Li
Title:	CFO	Title:	Deal Team Leader